News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2003

CHARLOTTE, NORTH CAROLINA, April 24, 2003 – Nucor Corporation’s consolidated net sales for the first quarter ended April 5, 2003 increased 37% to $1,480,300,000, compared with $1,080,600,000 in the first quarter of 2002. Average sales price per ton increased 3% while total tons shipped to outside customers increased 33% from the first quarter of 2002.

Nucor’s consolidated net earnings for the current year’s first quarter were $17,800,000 ($0.23 per share), compared with $20,300,000 ($0.26 per share) in the first quarter of 2002. Net earnings were negatively impacted by increased scrap and energy costs. The average scrap and scrap substitute cost per ton used increased from $96 in the first quarter of 2002 to $122 in the first quarter of 2003. Total energy costs increased approximately $4 per ton from the first quarter of 2002 to the first quarter of 2003. In the first quarter of 2003, Nucor reported other income of $2,300,000 related to a graphite electrodes anti-trust settlement received during the quarter ($1,500,000 after tax and profit-sharing, or $0.02 per share). Nucor had an effective tax rate of 21.5% in the first quarter of 2003, compared with 34.6% in the first quarter of 2002 and 29.5% for the year 2002. The decrease in the effective tax rate is primarily due to state income tax credits, resolution of certain tax issues and the effect of reduced pre-tax earnings.

The first quarter established new records in the steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 4,258,000 tons in the first quarter, compared with 3,237,000 tons produced in the first quarter of 2002. Total steel shipments were 4,346,000 tons, compared with 3,272,000 tons in last year’s first quarter. Steel sales to outside customers were 4,040,000 tons, compared with 3,023,000 tons in last year’s first quarter. In the steel products segment, steel joist production during the first quarter was 107,000 tons, compared with 94,000 tons in the first quarter of 2002. Steel deck sales were 80,000 tons, compared with 61,000 tons in last year’s first quarter. Cold finished steel sales were 69,000 tons, compared with 51,000 tons in the first quarter of 2002.

Pre-operating, start-up and acquisition expenses of new facilities increased to $27,800,000 in the first quarter of 2003, compared with $23,500,000 in the first quarter of the prior year. For the first quarter of 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the new Castrip® facility at our sheet mill in Crawfordsville, Indiana. In the first quarter of 2002, these costs primarily related to the start-up of the plate mill in Hertford County, North Carolina and the Vulcraft facility in Chemung, New York.

Starting with the May 12, 2003 dividend payment, Nucor’s regular quarterly cash dividend rate is being increased from $0.19 to $0.20 per share. Nucor has increased its dividend every year since Nucor began paying dividends 30 years ago.

Nucor expects that weak economic conditions and depressed levels of non-residential construction will continue to impact the second quarter of 2003, and that earnings in the second quarter will be similar to the earnings in the first quarter of 2003.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2003 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s first quarter results on April 24, 2003 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Financials/Investor Information.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months (13 Weeks) Ended
	April 5, 2003	March 30, 2002
NET SALES	$1,480,270,987	$1,080,636,981

COSTS, EXPENSES AND OTHER:
Cost of products sold	1,406,424,888	979,737,617
Marketing, administrative and other expenses	40,190,832	37,273,774
Interest expense (net)	7,067,283	2,912,045
Minority interests	6,239,080	29,750,250
Other income	(2,300,855)	—

	1,457,621,228	1,049,673,686

EARNINGS BEFORE INCOME TAXES	22,649,759	30,963,295
Provision for income taxes	4,868,000	10,701,000

NET EARNINGS	$17,781,759	$20,262,295

NET EARNINGS PER SHARE:
Basic	$0.23	$0.26
Diluted	$0.23	$0.26

AVERAGE SHARES OUTSTANDING:
Basic	78,182,200	77,917,864
Diluted	78,197,421	78,128,774

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST QUARTER OF 2003 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	April 5, 2003	Dec. 31, 2002
Assets
CURRENT ASSETS:
Cash and short-term investments	$181,710,401	$219,004,868
Accounts receivable	483,462,648	483,607,972
Inventories	624,714,969	588,989,548
Other current assets	136,073,129	123,759,260

Total current assets	1,425,961,147	1,415,361,648
PROPERTY, PLANT AND EQUIPMENT	2,917,969,839	2,932,058,102
OTHER ASSETS	38,399,819	33,581,467

	$4,382,330,805	$4,381,001,217

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$—	$16,000,000
Accounts payable	326,768,615	247,229,067
Federal income taxes	11,111,039	8,948,999
Salaries, wages and related accruals	92,375,170	116,246,817
Accrued expenses and other current liabilities	203,333,108	203,110,945

Total current liabilities	633,587,932	591,535,828

LONG-TERM DEBT DUE AFTER ONE YEAR	878,550,000	878,550,000

DEFERRED CREDITS AND OTHER LIABILITIES	371,277,976	371,271,399

MINORITY INTERESTS	173,598,425	216,654,501

STOCKHOLDERS’ EQUITY:
Common stock	36,271,453	36,271,453
Additional paid-in capital	99,415,642	99,395,806
Retained earnings	2,643,725,996	2,641,581,152

	2,779,413,091	2,777,248,411
Treasury stock	(454,096,619)	(454,258,922)

Total stockholders’ equity	2,325,316,472	2,322,989,489

	$4,382,330,805	$4,381,001,217

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com